EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Fiscal Second Quarter Results

Share Repurchase Plan Expanded by $50 Million Following Completion of $146.5 Million of Repurchases

HUNTINGTON BEACH, Calif., July 23, 2015 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (NASDAQ:BJRI) today reported financial results for its fiscal 2015 second quarter that ended on Tuesday, June 30, 2015.

Second Quarter 2015 Highlights Compared to Second Quarter 2014

  Total revenues increased 5.8% to $232.0 million
  Total restaurant operating weeks increased approximately 7%
  Comparable restaurant sales increased 0.5%
  Net income increased 55.4% to $12.4 million from $8.0 million
  Diluted net income per share increased 67.9% to $0.47 from $0.28 (second quarter 2014 diluted net income per share of $0.28 was inclusive of a $0.02 diluted net income per share charge related to shareholder settlement costs)

"Our record second quarter results further demonstrate the progress we are making in driving top line sales and improving our operating margins," commented Greg Trojan, President and CEO. "We introduced a new menu in late May featuring quinoa bowls and two new EnLIGHTened Entrees® that are being well received by our guests and helped us achieve our fourth consecutive quarter of positive comparable restaurant sales. Our revenue growth coupled with our Project Q productivity initiatives resulted in record four-wall restaurant level operating margins of 20.9%, marking a 230 basis point year-over-year improvement. Additionally, with our focus on leveraging general and administrative and depreciation and amortization expenses, BJ's generated a significant increase in consolidated income from operations to 7.6%, representing a 270 basis point year-over-year gain. In summary, the 55.4% and 67.9% growth in second quarter net income and diluted net income per share, respectively, clearly highlights the strong operating leverage in our model and provides a solid platform for continued bottom line growth."

Trojan continued, "I am extremely proud of our restaurant, brewery and support center team members who continue to passionately provide an outstanding experience for our guests every day on every shift. Across the organization, our team members' dedication is instrumental to achieving our strategic growth priorities, including new menu innovation and speed of service improvements, all of which are elevating our guests' experience and supporting near and long-term earnings growth. At the same time, we have achieved notable success in removing costs from the business and have greatly enhanced our efficiency at both the restaurant and corporate level as evidenced by the progress in our restaurant-level and overall operating margins. We remain focused on further execution against these initiatives and believe additional success will be reflected in our financial results over the balance of fiscal 2015 and beyond."

In the second quarter of fiscal 2015, BJ's opened five new restaurants in Towson, Maryland; Albuquerque, New Mexico; Columbus, Ohio; McCandless, Pennsylvania and Southlake, Texas. "Our pipeline for new restaurant openings is in excellent shape and we now expect to open 16 new restaurants this year," added Trojan. "We currently anticipate opening six new restaurants during the third quarter of fiscal 2015, two of which have already opened in Huntsville, Alabama and in Melbourne, Florida, and three new restaurants in the fourth quarter of fiscal 2015. Our runway for growth remains highly visible as we currently operate just 165 restaurants in 21 states while our long-term plans indicate national capacity for at least 425 BJ's restaurants. We are making excellent progress towards finalizing our fiscal 2016 new restaurant openings and are already building our fiscal 2017 and 2018 new restaurant pipeline."

The Company also announced that during the second fiscal quarter of 2015 it repurchased and retired approximately 0.8 million shares of its common stock for approximately $39.8 million. Since the first share repurchase authorization was approved in April 2014, the Company has repurchased and retired approximately 3.8 million shares for approximately $146.5 million. In June 2015, the Board of Directors authorized an additional $50 million increase to the Company's share repurchase program bringing the total share repurchase program to $200 million. The Company has approximately $53.5 million available to be used to repurchase common stock under the authorized repurchase program.

Trojan concluded, "BJ's operating initiatives combined with our long-term strategy of increasing restaurant operating weeks by at least 10% annually have established strong earnings momentum and a visible foundation for sustainable long-term growth. With significant and improving cash flow from operations and a healthy balance sheet, we have the financial flexibility to execute on multiple initiatives to enhance shareholder value, including the continuation of our long-term expansion strategy while simultaneously returning capital to shareholders through the $50 million expansion of our share repurchase program."

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its second quarter 2015 earnings release today, July 23, 2015, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Senior management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the "Investors" page of the Company's website located at http://www.bjsrestaurants.com and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

BJ's Restaurants, Inc. currently owns and operates 165 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. All restaurants feature BJ's critically acclaimed proprietary craft beers, which are produced at several of the Company's restaurant and brewery locations in addition to using independent third party craft brewers. The Company's restaurants are located in the states of Alabama, Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Mexico, New York, Ohio, Oklahoma, Oregon, Pennsylvania, Texas, Virginia and Washington. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increase in minimum wage and other employment related costs, including the potential impact of the Patient Protection and Affordable Care Act on our operations, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns, (vii) factors that impact California, where 63 of our current 165 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and, BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ's Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Second Quarter Ended				Six Months Ended
	June 30, 2015		July 1, 2014		June 30, 2015		July 1, 2014
Revenues	$232,013	100.0%	$219,380	100.0%	$457,082	100.0%	$425,202	100.0%
Costs and expenses:
Cost of sales	57,059	24.6	55,097	25.1	113,230	24.8	106,284	25.0
Labor and benefits	78,796	34.0	76,814	35.0	158,491	34.7	151,210	35.6
Occupancy and operating	47,677	20.5	46,756	21.3	94,267	20.6	91,830	21.6
General and administrative	13,585	5.9	13,551	6.2	27,078	5.9	26,377	6.2
Depreciation and amortization	14,554	6.3	13,822	6.3	28,915	6.3	27,274	6.4
Restaurant opening	2,120	0.9	1,351	0.6	3,404	0.7	2,479	0.6
Loss on disposal of assets and impairments	641	0.3	419	0.2	1,024	0.2	841	0.2
Legal and other settlements	--	--	881	0.4	--	--	2,431	0.6
Total costs and expenses	214,432	92.4	208,691	95.1	426,409	93.3	408,726	96.1
Income from operations	17,581	7.6	10,689	4.9	30,673	6.7	16,476	3.9

Other (expense) income:
Interest (expense) income, net	(268)	(0.1)	9	--	(509)	(0.1)	16	--
Other income, net	145	0.1	265	0.1	481	0.1	651	0.2
Total other (expense) income	(123)	(0.1)	274	0.1	(28)	--	667	0.2
Income before income taxes	17,458	7.5	10,963	5.0	30,645	6.7	17,143	4.0

Income tax expense	5,020	2.2	2,959	1.3	8,592	1.9	4,481	1.1

Net income	$12,438	5.4%	$8,004	3.6%	$22,053	4.8%	$12,662	3.0%

Net income per share:
Basic	$0.48		$0.28		$0.84		$0.45
Diluted	$0.47		$0.28		$0.83		$0.44

Weighted average number of shares outstanding:
Basic	25,969		28,409		26,140		28,389
Diluted	26,498		29,026		26,711		29,008

Percentages reflected above may not reconcile due to rounding.

BJ's Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)
	June 30, 2015 (unaudited)	December 30, 2014 (audited)
Cash, cash equivalents and marketable securities	$ 25,456	$ 30,683
Total assets	$ 660,830	$ 647,083
Total long-term debt, including current portion	$ 74,700	$ 58,000
Shareholders' equity	$ 333,900	$ 348,689

BJ's Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Second Quarter Ended				Six Months Ended
	June 30, 2015		July 1, 2014		June 30, 2015		July 1, 2014
Stock-based compensation (1)
Labor and benefits	$224	0.1%	$256	0.1%	$562	0.1%	$774	0.2%
General and administrative	1,045	0.5	931	0.4	1,966	0.4	1,656	0.4
Legal and other settlements	--	--	232	0.1	--	--	232	0.1
Total stock-based compensation	$1,269	0.6%	$1,419	0.6%	$2,528	0.5%	$2,662	0.7%

Operating Data
Comparable restaurant sales % change	0.5%		(1.7%)		1.8%		(2.3%)
Restaurants opened during period	5		3		7		5
Restaurants open at period-end	163		150		163		150
Restaurant operating weeks	2,076		1,948		4,120		3,856

(1) Percentages represent percent of total revenues.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Adjusted Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has included the following non-GAAP adjusted financial measures in this press release or in the webcast to discuss the Company's financial results for second quarter 2015 which may be accessed via the Company's website at http://www.bjsrestaurants.com: (i) non-GAAP adjusted net income and (ii) non-GAAP adjusted diluted net income per share. Each of these non-GAAP adjusted financial measures is adjusted from results based on GAAP to exclude certain expenses. As a general matter, the Company uses these non-GAAP adjusted financial measures in addition to and in conjunction with results presented in accordance with GAAP to help analyze the performance of its core business. The Company believes that such non-GAAP adjusted financial information is provided by its competitors and such information is used by analysts and others in the investment community to analyze the Company's results and in formulating estimates of future performance and that failure to report these non-GAAP adjusted measures could result in confusion among analysts and others and a misplaced perception that the Company's results have underperformed or exceeded expectations.

These non-GAAP adjusted financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP adjusted financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

For the second quarter and six months ended July 1, 2014, non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share exclude professional fees incurred in connection with the shareholder settlement agreement announced on April 22, 2014.

Reconciliation of Non-GAAP Adjusted Financial Measures
(Unaudited, dollars in thousands except for per share data)

	Second Quarter Ended
	June 30, 2015			July 1, 2014
	$	%	Per Share	$	%	Per Share
Net income & diluted net income per share, as reported	$12,438	5.4%	$0.47	$8,004	3.6%	$0.28
Shareholder settlement costs (1)	--	--	--	881	0.4	0.03
Tax effect – shareholder settlement costs (2)	--	--	--	(230)	(0.1)	(0.01)
Non-GAAP adjusted net income & diluted net income per share	$12,438	5.4%	$0.47	$8,655	3.9%	$0.30

	Six Months Ended
	June 30, 2015			July 1, 2014
	$	%	Per Share	$	%	Per Share
Net income & diluted net income per share, as reported	$22,053	4.8%	$0.83	$12,662	3.0%	$0.44
Shareholder settlement costs (1)	--	--	--	2,431	0.6	0.08
Tax effect – shareholder settlement costs (2)	--	--	--	(634)	(0.1)	(0.02)
Non-GAAP adjusted net income & diluted net income per share	$22,053	4.8%	$0.83	$14,459	3.4%	$0.50

Per share amounts and percentages reflected above may not reconcile due to rounding.
Percentages represent percent of total revenues.

(1) Included in legal and other settlements.

(2) The tax effect is based on the Company's annual estimated effective tax rate of 26.1% for the second quarter and six months ended July 1, 2014.